NOTICE OF EXERCISE

TO: Verde River Iron Company, LLC ("VRIC")

FROM: Searchlight Minerals Corp. ("SMC")

RE: Acquisition of Transylvania International, Inc., a Nevada corporation ("TI") pursuant to the Letter Agreement dated November 22, 2006 (the "Letter Agreement") between SMC and VRIC, Gerald Lembas and Harry B. Crockett (collectively the "Vendors").

DATE: January 8, 2007

Pursuant to Section 5 of the Letter Agreement, notice is hereby provided to the Vendors that the undersigned does hereby exercise its Option (as such term is defined in the Letter Agreement) to acquire all of the outstanding shares of common stock of TI for the consideration stated in Section 3 of the Letter Agreement subject to the terms and conditions of the Letter Agreement.

Dated as of the 8th day of January, 2007.

SEARCHLIGHT MINERALS CORP.

Ian McNeil
President